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UPSTREAM BIOSCIENCES ACQUIRES INNOVATIVE PLATFORM TECHNOLOGY AND DRUG CANDIDATES FOR TROPICAL PARASITIC DISEASES

--Acquisition of Pacific Pharma Technologies Brings Proprietary Artificial Intelligence-Based Drug Discovery Platform and Novel Drug Candidates to Upstream--

--Initial Compounds Demonstrate Promising In Vitro Activity Against Devastating Parasitic Diseases Affecting 300 Million People Worldwide--

Vancouver, British Columbia– August 27, 2007– Upstream Biosciences Inc. (OTCBB: UPBS) today announced it has completed the acquisition of Pacific Pharma Technologies Inc., an early stage biopharmaceutical company with a proprietary technology platform that combines artificial intelligence, advanced computational methods and chemical diversity techniques to discover new drugs. This technology has already generated novel compounds that in laboratory studies demonstrate both human and veterinary potential against major tropical parasitic diseases.

“This acquisition significantly broadens our strategic focus and provides Upstream with important new capabilities,” said Joel L. Bellenson, Chief Executive Officer of Upstream. “We believe the innovative technology platform pioneered by Pacific Pharma may have substantial commercial potential in a number of therapeutic areas and it fits well with our existing core competencies in computational-based approaches to biomarker identification. Pacific Pharma has also generated novel compounds that have exhibited activity against targets relevant to cancer, the focus of our biomarker programs.”

In screening studies in vitro, Pacific Pharma's lead compounds have demonstrated encouraging signs of efficacy against leishmaniasis and African sleeping sickness (trypanosomiasis). These parasites, which belong to a family of protozoa species that include Chagas disease and malaria, infect millions of individuals in Africa, South Asia and South America. Current treatments are often toxic, ineffective, inconvenient and expensive. In addition, recent reports document the spread of leishmaniasis to U.S. troops and contractors in Iraq and Afghanistan. Upstream also intends to begin screening compounds against malaria shortly and to test compounds from related classes as potential therapies for tuberculosis. The millions of individuals affected by these two diseases are increasingly infected with multiple drug resistant strains, highlighting the need for new therapies.

Mr. Bellenson continued, “These parasitic diseases take an enormous personal, social and economic toll on communities in the developing world, affecting millions of individuals and also decimating the cattle herds that are an integral part of rural economies. We believe the growing interest in addressing global health issues makes this an ideal time to pursue new drugs for these devastating conditions, and we intend to work collaboratively with a variety of public and private organizations to ensure the timely and cost effective clinical development of drug candidates generated by our new technology platform. We also expect to pursue other therapeutic applications of this potentially powerful drug discovery technology going forward.”

Pacific Pharma’s proprietary technology platform takes existing compounds that have demonstrated efficacy against the target disease and uses artificial intelligence, computer simulation and pattern recognition techniques to identify key structural elements associated with their efficacy. Screening analyses and diversity generation chemistry are then applied to produce an array of potential drug candidates. The technology can also be used to identify novel applications for existing drugs. It was developed by Artem Cherkasov, Ph.D., a faculty member in the Department of Infectious Diseases in the Faculty of Medicine at the University of British Columbia. At the annual meeting of the American Chemical Society in Boston last week, Dr. Cherkasov gave a scientific presentation describing how this technology may be effective for the rapid identification of drugs that can be used to fight antibiotic-resistant “super-bug” pathogens or emerging new infectious agents.

“This technology is particularly applicable to these difficult-to-treat protozoan diseases because it does not require knowing the disease target a priori,” noted Professor Cherkasov. “By combining state-of-the-art computational approaches with advanced chemistries, we have already demonstrated that we can successfully produce novel compounds with good drug-like properties and the potential for enhanced efficacy and reduced toxicity. I look forward to working with Upstream to advance these promising new drugs into clinical development, as well as to exploring other drug discovery applications of the technology platform.”

Professor Cherkasov is an expert in computer-aided drug design, in applications of artificial intelligence to structure-activity modeling for bioactive substances and in the development of large-scale bioinformatics and genomics tools and molecular modeling techniques. He is a member of Upstream’s Scientific Advisory Board.

According to the World Health Organization (WHO), over 300 million people are infected globally by these parasitic diseases, which are responsible for an estimated 2.8 million deaths annually and cause great suffering and economic hardship to millions more. In addition, the combination of global warming and increased migration is beginning to bring these diseases to the developed world. For example, the American Red Cross recently reported that in 2006 it detected blood-borne Chagas pathogens in 1 in every 3,800 blood donors in Los Angeles.

Terms of the acquisition include upfront and milestone payments. Further details were not disclosed.

About Leishmaniasis. Leishmaniasis is a severe, geographically widespread parasitic disease caused by a protozoan flagellate and spread by the bite of infected sand flies. There are several different forms of leishmaniasis---cutaneous and visceral. The cutaneous type causes skin sores, while the visceral type affects internal organs such as the spleen, liver and bone marrow. Leshmaniasis is increasing in incidence with an estimated two million cases per year, and 350 million people in 88 countries are estimated to be at risk. More than 90% of the world's cases of visceral leishmaniasis are in India, Bangladesh, Nepal, Sudan, and Brazil. Leishmaniasis is also found in Mexico, Central America, and South America. Visceral leishmaniasis can be lethal if untreated.

About African Sleeping Sickness (Trypanosomiasis). Sleeping sickness is a parasitic disease in people and animals caused by protozoa of the Trypanosomiasis genus and transmitted by the tsetse fly. The disease is endemic in regions of sub-Saharan Africa covering 36 countries and 60 million people. There are an estimated 300,000 new cases each year. Early symptoms include anemia, endocrine, cardiac, and kidney disorders. The symptoms of the second neurological phase give the disease its name; besides confusion and reduced coordination, the sleep cycle is profoundly disturbed. Without treatment, the disease is fatal, with progressive mental deterioration leading to coma and death. Damage caused in the neurological phase can be irreversible. Available treatments are toxic and require lengthy intravenous infusion and hospitalization. Trypanosomiasis also is a major source of serious illness in cattle and other livestock, which is estimated to cost the economies of sub-Saharan Africa about $4.5 billion annually from lost farm income and increased malnutrition.

About Chagas Disease. Chagas disease is caused by the parasite Trypanosoma cruzi, which is transmitted to animals and people by triatomine insects. It is estimated that as many as 8-11 million people in Mexico and Central and South America are infected. If untreated, infection is lifelong and can be life threatening. Cardiac complications can include an enlarged heart, heart failure, altered heart rate and cardiac arrest, and intestinal complications include an enlarged esophagus or colon. The average lifetime risk of Chagas-infected individuals developing these complications is about 30%. Anti-parasitic medications are usually only effective when given during the acute stage. They can be very toxic, and resistance has already been reported. In the chronic stage of Chagas disease, treatment is limited to managing the clinical manifestations. The scale of the problem is highlighted by the fact that chronic heart disease caused by Chagas is now a major reason for heart transplantation surgery in South America.

Notice Regarding Forward-Looking Statements: This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) Pacific Pharma’s technologies may have potential applications against major tropical parasitic diseases; (ii) Pacific Pharma’s technologies may have substantial commercial potential and such technologies fit well with the Company’s core competencies in computational-based approaches to biomarker identification; (iii) the Company intends to begin screening compounds against malaria and to test compounds from related classes as potential therapies for tuberculosis; (iv) the Company intends to work with a variety of public and private organizations to ensure timely and cost-effective clinical development of drug candidates generated by its technologies; (v) the Company expects to pursue other therapeutic applications of the technology going forward; (vi) potential drug candidates may be produced following application of screening analysis and diversity generation chemistry; (vii) technology can be used to identify novel applications for existing drugs; (viii) technology may be effective for the rapid identification of drugs that can be used to fight antibiotic resistant super-bug pathogens or emerging new infectious agents; and (ix) the Company may advance new compounds into clinical development and explore other drug discovery applications of the technology platform. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company’s inability to adequately protect its intellectual property or the Company’s inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company’s products not developing as expected; (vii) the Company’s inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company’s technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.